Exhibit 99.1

CONTACTS:	Tony Rossi
Financial Profiles
310-478-2700 x13
trossi@finprofiles.com
IGO REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
Company awarded first patent relating to new green power management technology
SCOTTSDALE, Ariz., August 5, 2010 – iGo, Inc. (Nasdaq: IGOI), a leading provider of eco-friendly power management solutions, today reported financial results for the second quarter ending June 30, 2010.
Net loss was $400,000, or ($0.01) per share, in the second quarter of 2010, compared with net income of $162,000, or $0.00 per share, in the same quarter of the prior year.
Revenue was $9.7 million in the second quarter of 2010, compared to $8.2 million in the first quarter of 2010 and $13.6 million in the same period of the prior year. The increase in revenue for the second quarter of 2010 compared to the first quarter of 2010 is primarily attributable to greater direct sales to retailers. The year-over-year decline in revenue is primarily due to lower sales to private label distributors.
Gross margin was 34.0% in the second quarter of 2010, compared to 28.6% in the second quarter of 2009. The increase in gross margin is primarily due to greater direct sales to the retail channel versus sales to private label distributors.
Total selling, general and administrative expenses in the second quarter of 2010 were $3.8 million, compared with $3.8 million in the same period of the prior year.
The Company’s balance sheet remained strong with $34.0 million in cash, cash equivalents, and short-term investments as of June 30, 2010. The Company continues to have no long-term debt and had a book value per share of $1.24 based on 32.9 million common shares issued and outstanding as of June 30, 2010.
Patent Award
On August 3, 2010, the Company was awarded United States Patent No. 7,770,039, which together with various other pending patents filed by the Company, form the core of the Company’s new green power management technology. This novel technology is featured in the Company’s various power management solutions, which reduce the consumption of wasteful standby energy, also known as “vampire power.”

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iGo, Inc.

Michael D. Heil, President and Chief Executive Officer of iGo, commented, “As we projected, we generated a sequential quarter increase in revenue driven by sales of our iGo-branded products to the new accounts we recently added in the large retail, consumer electronics, and ‘small and medium business’ (SMB) channels. We also continue to realize significant improvement in gross margins due to our transition to a direct-to-retail sales model. We expect to see further improvement in sales in the third quarter, which is generally our strongest quarter.
“We are also very pleased to announce the award of our first patent covering our new green power management technology. This patent award establishes our intellectual property position in the area of sustainability and conservation, and enhances our ability to address the growing demand for environmentally-friendly power management solutions. We have several other patent filings related to our green power technology and we are looking forward to further building our IP portfolio,” said Mr. Heil.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, is a leading provider of power management solutions, including eco-friendly chargers for laptop computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.). All of these chargers leverage iGo’s intelligent tip technology, which significantly minimizes electronic waste by enabling one charger to charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips. iGo is also the creator of a new, innovative patent-pending power saving technology that automatically eliminates wasteful and expensive standby or “vampire” power that is generated from chargers continuing to draw electricity when a mobile electronic device no longer requires charging or is disconnected from the charger.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of our expectation identify forward-looking statements. Forward-looking statements in this press release include expectations that the Company will see further improvement in sales in the third quarter of 2010. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, our dependence on large purchases from a significant customer; our ability to expand and diversify our customer base; our ability to expand our revenue base and develop new products; our loss or failure to replace any significant retail or distribution partners; our failure to expand or protect our proprietary rights and intellectual property; our failure to complete development of products in a timely manner; our failure to achieve the performance criteria required of our products by our customers; fluctuations in our operating results because of: the timing of new product and

iGo, Inc.

technology introductions and product enhancements, relative to our competitors, market acceptance of our products, the size and timing of customer orders, our ability to effectively manage inventory levels, delay or failure to fulfill orders for our products on a timely basis, distribution of or changes in our revenue among distribution partners and retailers, our inability to accurately forecast our contract manufacturing needs, difficulties with new product production implementation or supply chain, our suppliers’ ability to perform under their contracts with us, product defects and other product quality problems, the degree and rate of growth in our markets and the accompanying demand for our products, our ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth, and seasonality of sales; increased focus on consumer electronics retailers on their own private label brands; decreasing sales prices on our products over their sales cycles; increased reliance upon RadioShack; the termination of reseller and distributor agreements or reduced or delayed orders; difficulty in predicting sales to our customers resulting in increased levels of inventory; lack of visibility to end user customers; resellers and distributors promotion of competitor products; corporate and other sales incentive changes at our resellers and distributors; our failure to introduce new products and product enhancements that achieve market acceptance; our failure to integrate acquired businesses, products and technologies; our failure to protect our intellectual property; intellectual property infringement claims against us; our reliance on and the risk relating to outsourced manufacturing fulfillment of our products, including potential increases in manufacturing costs; our reliance on sole sources for key components; our ability to manage our anticipated growth; our ability to manage our inventory levels; the negative impacts of product returns; design and performance issues with our products; product liability claims; our ability to hire and retain qualified personnel; our ability to secure additional financing to meet our future capital needs; increased competition and/or reduced demand in our industry; our failure to comply with domestic and international laws and regulations; economic conditions, political events, war, terrorism, public health issues, natural disasters and similar circumstances; volatility in our stock price; the risk that our common stock could be delisted from Nasdaq; concentration of stock ownership among our executive officers and principal stockholders; provisions in our certificate of incorporation, bylaws and Delaware law, as well as our stockholder rights plan, that could make a proposed acquisition of the Company more difficult; and dilution resulting from potential future stock issuances.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
		As recast*		As recast*
Net revenue	$9,748	$13,618	$17,916	$27,031

Gross profit	3,312	3,899	5,963	7,796

Selling, engineering and administrative expenses	3,809	3,835	7,536	9,085

Income (loss) from operations	(497)	64	(1,573)	(1,289)
Interest income (expense), net	40	35	96	127
Other income (expense), net	57	63	1,846	272

Net income (loss)	$(400)	$162	$369	$(890)

Net income (loss) per share:
Basic	$(0.01)	$0.01	$0.01	$(0.03)
Diluted	$(0.01)	$0.00	$0.01	$(0.03)

Weighted avg common shares outstanding:
Basic	32,750	32,328	32,654	32,208
Diluted	32,750	33,882	33,965	32,208

*	Effective January 1, 2010, the Company determined it was no longer the primary beneficiary of Mission Technology Group. Accordingly, the results of Mission have been removed from the 2009 financial information.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)
(unaudited)

	June 30,	December 31,
	2010	2009
		As recast*
ASSETS

Cash and cash equivalents	$14,109	$19,775
Short-term investments	19,933	12,777
Accounts receivable, net	6,774	5,109
Inventories	6,219	5,964
Prepaid expenses and other current assets	517	401

Total current assets	47,552	44,026
Other assets, net	1,688	2,151

Total assets	$49,240	$46,177

LIABILITIES AND EQUITY

Liabilities, excluding deferred revenue	$6,447	$4,981
Deferred revenue	1,898	914

Total liabilities	8,345	5,895

Total stockholders’ equity	40,895	40,282

Total liabilities and equity	$49,240	$46,177

*	Effective January 1, 2010, the Company determined it was no longer the primary beneficiary of Mission Technology Group. Accordingly, the results of Mission have been removed from the 2009 financial information.
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